EXHIBIT 99.1

                       AMERICAN NATURAL ENERGY CORPORATION
                           7030 South Yale, Suite 404
                              Tulsa, Oklahoma 74136
                       Tel: 918-481-1440 Fax: 918-481-1473

  AMERICAN NATURAL ENERGY CORPORATION ANNOUNCES FOURTH QUARTER DRILLING RESULTS

TULSA, OKLAHOMA, JANUARY 6, 2004. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced that it has drilled 3 gross (.98 net) wells during the fourth quarter of 2003. The wells were drilled within ANEC's ExxonMobil Joint Development project in St. Charles Parish, Louisiana. The first well, known as the DSCI-145, has been completed at vertical depths ranging from 8,200 to 8,323 feet. The DSCI-145 is currently producing natural gas at an initial rate of 1.0 mmcf/d along with 5 barrels of condensate. The well is currently producing at 2,700 lbs. flowing tubing pressure on a 9/64 choke. A second well, known as the DSCI-149, is currently being completed at vertical depths ranging from 7,310 to 7,370 feet. A gravel pack is being installed and production testing is expected to begin by the end of the first week of January. A third well, known as the ExxonMobil Fee 3, was drilled to a vertical depth of 7,767 feet and was plugged at the completion of drilling operations.

Drilling of the ExxonMobil Fee 3 has been undertaken pursuant to an amendment to the original ExxonMobil Joint Development Agreement ("Agreement") by adding an additional 1,280 acres to the joint development acreage area. The term of the Agreement has also been extended by one year to November 2007.

ANEC intends to spud a fourth well, the ExxonMobil Fee 2, in approximately mid to late January. The well will be drilled to a vertical depth of 8,300 feet.

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, among others, the levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities and the outcome of ANEC's development and exploration activities, including the success of its current well drilling activities. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at www.sec.gov.
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